Exhibit 10.7

A.T. Cross Company
Executive Compensation Program
Long Term Incentive Performance Cash Plan
January, 2004

Introduction

A.T. Cross is in the process of implementing significant operational changes that are expected to have positive impact over the next three years. This plan is designed to align the long-term compensation program with the Company's business plan and priorities. The major components of the management and executive compensation program are base salary, the Annual Incentive Plan and this Long Term Incentive Performance Cash Plan (the "LTIPC Plan"). This document describes the Performance Cash Plan, which is designed to provide significant additional compensation opportunities for achieving a challenging, multi-year financial goal. This is a one-time, three-year plan, which is divided into two stand alone segments. For its duration, it will replace the stock option program.

Purpose of the Plan

While the Annual Incentive Plan rewards the achievement of sales and operating profit goals, the LTIPC Plan provides compensation for achieving operating cash flow goals for 2005 and for 2006. Achieving these cash flow goals is consistent with significantly improving the Company's financial performance over the next three years. Accordingly this plan is designed to:

  Encourage long-term growth and performance
  Link a portion of pay directly to the success of the Company's long-term business strategies
  Provide above market compensation if aggressive goals are met
  Support efforts to recruit and retain outstanding top executives over the long term

Eligibility

Participants in the plan will consist of the CEO, the Operations Committee and the Leadership Council. Additional participants may be included at the discretion of the Compensation Committee and/or the CEO. Individuals participating in the LTIPC Plan in 2004 will fully participate in the plan; new entrants in the plan in 2005 will have their award prorated; and new entrants in 2006 will not be permitted to participate.

Participants must be employed on December 31, 2005 to receive the 2005 award and must be employed on December 31, 2006 to receive the award attributable to that year.

How The Plan Works

The plan will award participants one time their annual salary (two times annual salary for the CEO) in the event certain operating cash flow targets are met over the next three years. One-third of the award will be paid if certain cash flow targets are met for fiscal 2005 with the remaining two-thirds balance paid if cash flow targets are met for fiscal 2006. For the purposes of determining the size of an award, the participant's base annual salary at the time the award is paid will determine the award size.

Performance Measure

The Performance Cash Plan is based on the ability to meet three-year operating cash flow targets.

Payout of Plan Awards

If the 2005 goal is achieved, the Compensation Committee of the Board will award the first segment. As of January 2004, only the first segment of the program has been approved by the Board of Directors. The first award will be payable before the end of the first quarter 2006; if approved, the second part will be payable before the end of the first quarter 2007.

Changes in Employment Status

Employees who are participants in the Plan for only part of the three-year cycle may participate as described above. However, (except in the case of death or disability) participants must be actively employed on December 31, 2005 and 2006 to be eligible for the bonus award attributable to that segment.

Disability or Death

For participants who become disabled or die while a member of the Plan, awards under the Plan, if earned, will be determined in a prorated manner to reflect the period of time the participant was a member of the Plan. Payout will be made - at the time the normal payout would have been - to the participant or participant's beneficiary(ies) if on file, otherwise payment will be made to the participant's estate.

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